Exhibit 4.13

Amendment No. 9
to the
The 401(k) Stock Purchase Plan for Employees of
Cullen/Frost Bankers, Inc. and its Affiliates
(Effective as of January 1, 2013)

Whereas, Cullen/Frost Bankers, Inc. (the “Company”) maintains “The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates”, as last amended and restated effective as of January 1, 2013 (the “Plan”), for the benefit of its eligible employees and the eligible employees of any participating affiliate; and
Whereas, pursuant to section 11.1 of the Plan, the Company may amend the Plan from time to time; and
Whereas, the Company desires to amend the Plan to provide for discretionary employer contributions.
Now, Therefore, in accordance with the provisions of section 11.1 of the Plan, the following actions are hereby taken and the Plan shall be amended, effective as of January 1, 2021, in the following respects:
1.    Section 2.1(jj) of the Plan is amended and restated in its entirety to provide as follows:
(jj)    “Profit Sharing Contribution” means the contributions made by an Employer on behalf of a Participant under Plan section 4.13, which shall include the following types of contributions:
(1)    “Variable Base Contributions,” as described in Plan section 4.13(a);
(2)    “Age-Related Contributions,” as described in Plan section 4.13(b); and
(3)    “Discretionary Employer Contributions,” as described in Plan Section 4.13(c).
2.    Section 4.13 of the Plan is amended in its entirety to provide as follows:
“4.13    Profit Sharing Contributions
For each Plan Year, the amount of Profit Sharing Contributions determined with respect to each Employer shall be allocated and credited to each eligible Participant employed by the Employer in accordance with the following provisions:
(a)    Variable Base Contributions. For each Plan Year, an “eligible Participant” as described in subsection (d) shall be entitled to receive a Variable Base Contribution with respect to the Plan Year in an amount equal to a uniform percentage of each eligible Participant’s “considered Compensation,” but only to the extent a Variable Base Contribution is allocated for such Plan Year. The determination of any such Variable Base Contribution shall be determined in the sole discretion of the board of directors (or other appropriate governing authority) of each Employer designating a Variable Base Contribution for the Plan Year. In any given Plan Year, for any or all Employers there could be no Variable Base Contributions determined for the Plan Year.
(b)    Age-Related Contributions. For each Plan Year, an “eligible Participant” as described in subsection (d) shall be entitled to receive an Age Related Contribution with respect to the Plan Year in an amount equal to the “Age Related Contribution Percentage” in Column II below corresponding to and based on his attained age in Column I below multiplied by his considered Compensation” during the Plan Year (as described in subsection I), all as determined in accordance with the following table:

Column I	Column II
Eligible Participant's	Age-Related
Attained Age	Contribution Percentage

At least age 30, but less than age 40	1%
At least age 40, but less than age 50	2%
At least age 50	3%

Notwithstanding the foregoing provisions of this subsection (b), an eligible Participant under this subsection (b) shall only be entitled to receive an Age-Related Contribution with respect to a Plan Year if such Contribution is determined to be made for the relevant Plan Year. Such determination of any such Age Related Contribution shall be determined in the sole discretion of the board of directors (or other governing authority) of each Employer designating Age Related Contributions for the Plan Year, and such determination shall only be made if a Variable Base Contribution is determined for the Plan Year, as described in subsection (a).
(c)    Discretionary Employer Contributions. For each Plan Year, in the event that an Employer determines that a Discretionary Employer Contribution shall be made for a Plan Year, an “eligible Participant” as described in subsection (d) shall be entitled to receive a Discretionary Employer Contribution for such Plan Year based on the eligible Participant’s considered Compensation, in an amount based on an allocation method determined by the board of directors (or other appropriate governing authority) of each Employer designating a Discretionary Employer Contribution for the Plan Year.
Notwithstanding the foregoing provisions of this subsection (c), an eligible Participant under this subsection (c) shall only be entitled to receive a Discretionary Employer Contribution with respect to a Plan Year if such Contribution is determined by the Employer to be made for the relevant Plan Year. Such determination shall be determined in the sole discretion of the board of directors (or other governing authority) of each Employer designating Discretionary Employer Contributions for the Plan Year. In any given Plan Year, for any or all Employers there could be no Discretionary Employer Contributions determined for the Plan Year.
(d)    Eligible Participant. For purposes of the contributions under subsections (a), (b), and (c), a Participant shall be considered to be an “eligible Participant” if he is an Eligible Employee on the last day of the Plan Year; provided, however, that any Eligible Employee who during the Plan Year dies, is determined to have a Disability, or retires as an Employee after attaining age 55 with at least five years of Service, and who is not an Eligible Employee on the last day of the Plan Year, shall also be considered to be an eligible Participant for the Plan Year with respect to his considered Compensation up until such event. Additionally, any Eligible Employee who ceased Eligible Employee status during the Plan Year, who is not an Eligible Employee on the last day of the Plan Year, but who at that time is receiving Compensation from payroll under a leave program providing for continued pay while on periods of recognized absence, shall also be considered to be an eligible Participant for such Plan Year.
(e)    Age and Service Determinations. The determination of an eligible Participant’s attained age under the provisions of subsection (b) shall be made as of the last day of the Plan Year.
(f)    Considered Compensation. An eligible Participant’s “considered Compensation” for purposes of subsections (a), (b) and (c) shall be the eligible Participant’s Compensation with respect to the applicable Plan Year.
(g)    Employers; Contributions. The contributions determined under the foregoing provisions of this Plan section 4.13 shall be made by the Employers participating under the Plan during the Plan Year, and such Contributions shall be made in cash. Each Employer shall determine and be responsible for the contributions determined with respect to each eligible Participant employed by such Employer during each of the pay periods during the Plan Year for which such Employer paid the eligible Participant considered Compensation.
(h)    Allocation and Crediting Contributions. All contributions under this Plan section 4.13 shall be allocated to eligible Participants in accordance with the eligibility provisions and allocation methods provided for under the foregoing provisions of this Plan section 4.13. All contributions made on behalf of an eligible Participant with respect to a Plan Year shall be credited and allocated to such eligible Participant’s Profit Sharing Contribution Account under the Plan.
(i)    Payment of Contributions. All contributions under this Plan section 4.13 shall be deposited with the Trustee at such time or times as determined by the Employer, but in no event later than the time prescribed by law for the Employer to file a Federal income tax return for the taxable year with respect to which such contributions are made, including any extensions of time relating thereto.
(i)    Deductibility Limitation. The dollar amount of all contributions under this Plan section 4.13 for a Plan Year for which an Employer claims a deduction under Code section 404 shall be limited to the amount deductible under such Code section 404 for the taxable year in which such amounts accrue or are paid, including by means of carryover deductions. All contributions under this Plan section 4.13 which are subject to the deductibility provisions under Code section 404 are hereby specifically conditioned on such deductibility.
* * * * * * * * *
In Witness Whereof, the Company has caused this instrument to be executed by its duly authorized officers effective as of the date provided herein.

Cullen/Frost Bankers, Inc.

Attest:		By:	/s/ Annette Alonzo

By:	/s/ Janet Lane	Its:	Group Executive Vice President

Its:	Executive V.P.		January 26, 2022

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